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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported) December 23, 1998
                                                        -----------------
                                   Kevco, Inc.
                         ---------------------------------
             (Exact name of registrant as specified in its charter)


            Texas                     000-21621                 75-2666013
        -----------                  -----------                -----------
 (State or other jurisdiction        (Commission              (IRS Employer
       of incorporation)             File Number)           Identification No.)


          1300 S. University Drive, Suite 200, Fort Worth, Texas 76107
          ------------------------------------------------------------
          (Address of principal executive offices)          (Zip Code)


        Registrant's telephone number, including area code (817) 332-2758
                                                           --------------



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ITEM 5.  OTHER EVENTS.

         On December 23, 1998, (i) Kevco, Inc., a Texas corporation (the "Company"), entered into a Stock Purchase Agreement dated as of December 23, 1998 with Wingate Partners II, L.P., a Delaware limited partnership ("Wingate") (the "Company Stock Purchase Agreement"), and (ii) Jerry E. Kimmel, the Company's Chairman of the Board, President, Chief Executive Officer and principal shareholder, entered into a Stock Purchase Agreement dated as of December 23, 1998 with Wingate to which the Company was a party for certain limited purposes (the "Shareholder Stock Purchase Agreement"). Pursuant to the Company Stock Purchase Agreement and Shareholder Stock Purchase Agreement, Wingate is to acquire stock and warrants on terms more fully described in the press release presented below. Copies of the Company Stock Purchase Agreement and the Shareholder Stock Purchase Agreement have been filed as exhibits to this Form 8-K and are incorporated herein by reference.

         The transactions contemplated by the Company Stock Purchase Agreement and the Shareholders Stock Purchase Agreement were approved (i) by a Special Committee to the Board of Directors, formed for the purpose of considering these transactions and (ii) by the Board of Directors of the Company. In connection with the consideration and approval of such transactions, the Special Committee engaged Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, ("Dain Rauscher") to issue a fairness opinion, which opinion was issued to the Board of Directors of the Company on December 23, 1998.

         On December 24, 1998, the Company issued the following press release:

         FORTH WORTH, Texas (December 24, 1998) - Kevco, Inc. (Nasdaq/NM:KVCO) today indicated that it expects to report a loss from operations for the fourth quarter ending December 31, 1998, which is significantly below analysts' estimates. In the fourth quarter of 1997, the Company reported net income of $204,000, or $0.03 per share.

         The Company also announced that Wingate Partners II, L.P. (Wingate) has agreed to purchase a total of $40 million of common stock and warrants. Of that amount, $32 million of common stock and a warrant will be purchased from the Company and $8 million of common stock and a warrant will be purchased from the Company's principal shareholder, Jerry E. Kimmel. The total purchase includes both voting common shares and a new class of non-voting common shares. Wingate is a Dallas-based private equity group which provides both operations experience and financial resources to the companies in which it is involved. The firm has been involved actively in a number of distribution companies with revenues from $400 million to over $3 billion. Wingate also has a strong understanding of the manufactured housing industry through its previous ownership of Redman Industries, now a part of Champion Enterprises, a leading producer of manufactured homes.

         The agreement with Wingate provides for the purchase of 4,413,793 newly issued shares of Kevco common shares from the Company at $7.25 per share and a warrant to purchase 882,759 additional newly issued common shares at $10.25 per share. In addition, the



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         agreement provides for the purchase of 1,103,448 of Kevco common shares from Jerry E. Kimmel, chairman of the board, president and chief executive officer, at $7.25 per share and a warrant to purchase 220,690 additional common shares from Mr. Kimmel at $10.25 per share. Kevco currently has approximately 6.9 million shares of common stock outstanding. Following these transactions, Wingate will own approximately 40% of the outstanding shares of voting common stock, will own shares of a new class of non-voting common stock and will own warrants to acquire additional shares of voting and non-voting common stock. Wingate's acquisition of voting common stock in the transaction will not exceed 50% of the voting common stock. It is anticipated that the first part of this transaction will close on or prior to February 15, 1999. The total transaction is conditional upon modifications of Kevco's existing senior credit agreement on a basis satisfactory to Wingate, and a portion of the transaction requires shareholders approval of a new non-voting class of common stock.

         Kevco indicated that the expected loss from operations for the fourth quarter primarily reflects continued difficulties related to the integration of Shelter Components Corporation, which the Company acquired in December 1997. The Company also stated its results continued to be affected by further losses related to two new wood products facilities that were opened during the first quarter in Arizona and North Carolina.

         As a part of this purchase agreement, Fred Hegi of Wingate will become chairman of the board, president and chief executive of Kevco. Jerry Kimmel will assume the new position of vice chairman of the board and will continue to own approximately 28% of Kevco's voting common shares. Rusty Hardin, currently executive vice president of Kevco, will become president of Kevco's Distribution Division.

         Hegi remarked, "We are excited about this opportunity to make a substantial investment in Kevco. One of every three new homes purchased today in the United States was built under factory controlled conditions. Through Jerry Kimmel's leadership, Kevco has become the largest distributor of building products for the manufactured housing industry with a customer base that includes all of the major producers. We do not believe the current problems that the Company is experiencing are indicative of Kevco's longer-term earnings growth potential. Leveraging Wingate's experience in integrating distribution companies, our focus will be to work with Kevco's operating management to complete the Shelter integration, strengthen systems capabilities and improve operating efficiency throughout the Company. Kevco has a solid and dedicated group of employees, and we believe that together we can realize Jerry Kimmel's vision for customer service and profitability."

         Upon closing of the transaction, Kevco will have four directors, two of whom will be current directors and two of whom will be selected by Wingate.

         Kevco, headquartered in Fort Worth, Texas, is the largest wholesale distributor and manufacturer of building products to the manufactured housing and recreational vehicle industries. Donaldson, Lufkin & Jenrette has advised the Company in this transaction.



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         Certain statements in this news release consist of forward-looking statements that involve risks and uncertainties, including, but not limited to, the Company's substantial leverage and its effects on the Company's ability to obtain additional capital as needed, the Company's ability to integrate its operations and successfully implement new management information systems, the Company's success in addressing and remediating Year 2000-related issues, the Company's ability to profitably operate its new manufacturing facilities, customer demand for manufactured housing and recreational vehicles, the effect of economic conditions, the impact of raw materials prices, the Company's ability to maintain profitability in the event of the loss of a significant customer and other risks detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission, including the Company's annual report on Form 10-K.

         The expenses payable by the Company relating to the transactions are estimated to be approximately $5,000,000. Such expenses include fees payable to Donaldson, Lufkin & Jenrette Securities Corporation and Dain Rauscher, legal expenses, a $1 million fee payable to Wingate and the reimbursement of up to $1 million of Wingate's expenses. Pursuant to the Shareholder Stock Purchase Agreement, Mr. Kimmel is to reimburse the Company for a portion of the legal expenses and a portion of such Wingate fee.

         In connection with the closing of the transactions, the Company and an affiliate of Wingate is to enter into a Monitoring and Oversight Agreement and a Financial Advisory Agreement pursuant to which such affiliate is entitled to certain fees and expenses as are more fully set forth in such agreements. A form of the Monitoring and Oversight Agreement and the Financial Advisory Agreement are attached as exhibits to the Company Stock Purchase Agreement filed herewith.

         Also in connection with the transactions, Mr. Kimmel's current employment agreement is to terminate and he is to enter into a Consulting Agreement, which provides an annual base salary and other benefits. A form of such Consulting Agreement is attached as an exhibit to the Shareholder Stock Purchase Agreement filed herewith.

         In connection with the closing of the transactions with Wingate, it is anticipated that the members of the Special Committee (Ellis L. McKinley, Jr., Clyde A. Reed, Jr. and Richard S. Tucker) and one other director (Gregory G. Kimmel) will resign from the Board of Directors, and will be replaced by two directors selected by Wingate (Frederick B. Hegi and James Johnson). Wingate has agreed to use its commercially reasonable efforts to add two independent directors to the Board of Directors. Effective December 2, 1998, Martin C. Bowen resigned from the Board.

         Descriptions of agreements contained herein are summaries only and are qualified in their entirety by reference to the terms of such agreements, which agreements or forms of which agreements are filed as exhibits hereto and incorporated herein by reference.

ITEM 7.  EXHIBITS.

Exhibit Nos.

2.1 Stock Purchase Agreement dated as of December 23, 1998 between Wingate and the Company. (1) (2)

2.2 Stock Purchase Agreement dated as of December 23, 1998 among Wingate, Jerry E. Kimmel, and the Company. (1) (2)

-------------------
(1)      Filed herewith.

(2) Schedules and similar attachments are omitted, but descriptions of such omitted schedules or attachments are contained in such document. The Company hereby undertakes to provide copies of such omitted schedules or attachments to the staff of the Securities and Exchange Commission upon request.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Kevco, Inc.



Date: December 30, 1998                 By: /s/ Jerry E. Kimmel
                                           ----------------------------------
                                                Jerry E. Kimmel
                                                Chairman of the Board,
                                                President and Chief Executive
                                                Officer



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                               Index To Exhibits

EXHIBIT NOS.              DESCRIPTION
------------              -----------
2.1      Stock Purchase Agreement dated as of December 23, 1998 between Wingate and the Company. (1) (2)

2.2      Stock Purchase Agreement dated as of December 23, 1998 among Wingate,
         Jerry E. Kimmel, and the Company. (1) (2)

-------------------
(1)      Filed herewith.

(2) Schedules and similar attachments are omitted, but descriptions of such omitted schedules or attachments are contained in such document. The Company hereby undertakes to provide copies of such omitted schedules or attachments to the staff of the Securities and Exchange Commission upon request.